Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PRIMORIS SERVICES CORPORATION,

WACO ACQUISITION VEHICLE, INC., and

WILLBROS GROUP, INC.

Dated as of March 27, 2018

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 27, 2018, by and among PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Parent”), WACO ACQUISITION VEHICLE, INC., a Delaware corporation (“Merger Sub”) and WILLBROS GROUP, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement and pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”), Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) and the respective boards of directors of each of Parent and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (a) Parent is entering into a voting and support agreement (the “Support Agreements”) with certain stockholders (the “Stockholders”) of the Company pursuant to which, among other things, the Stockholders have agreed, subject to the terms thereof, to vote all Shares they own in accordance with the terms of such voting agreement and (b) Parent and KKR are entering into that certain KKR Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1                               Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries, and their respective predecessors (including any Person that shall have merged into any Acquired Company) (it being understood that, for the avoidance of doubt, for purposes of Section 6.1(n), references to the Acquired Companies shall be deemed to include any Person from which any Acquired Company incurs any Liability for Taxes under Contract or any applicable Law).

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means an offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) for an Acquisition Transaction.

“Acquisition Transaction” means a transaction or series of transactions (other than the Contemplated Transactions) involving (a) the sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or assets representing 15% or more of the consolidated net revenues, net income or consolidated assets of the Acquired Companies, (b) the issuance, grant, disposition or acquisition of (i) 15% or more of the capital stock or other equity securities of any Acquired Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire 15% or more of the capital stock or other equity securities of any Acquired Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for 15% or more of the capital stock or other equity securities of any Acquired Company, (d) a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquiring beneficial or record ownership of 15% or more of the outstanding capital stock or other equity securities of any class (or instruments convertible into or exercisable for 15% or more of any such class) of any Acquired Company, (e) any merger, consolidation, amalgamation, business combination, share exchange, recapitalization, reorganization or similar transaction involving any Acquired Company,  (f) any liquidation or dissolution of any Acquired Company, or (g) any transaction that could reasonably be expected to have an adverse effect on the Contemplated Transactions.

“Advisor” means, with respect to any Person, each accountant, broker, investment banker, finder, financial advisor, consultant, legal counsel or other similar Person that is retained by or authorized to act on behalf of, or is performing services for, such Person.

“Affiliates” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means any agreement, instrument, certificate, document or Contract entered into in connection with this Agreement.

“Audit Date” has the meaning set forth in Section 6.1(g).

“Bank of America Facility” means the Loan, Security and Guaranty Agreement, dated as of August 7, 2013, among Willbros United States Holdings, Inc. and certain subsidiaries thereof, as borrowers, certain financial institutions as lenders and Bank of America, N.A., as collateral agent and administrative agent (the “ABL Credit Agreement”), as amended by First Amendment to ABL Credit Agreement, dated as of August 31, 2013, Waiver and Second Amendment to ABL Credit Agreement, dated as of April 1, 2014, Third Amendment to ABL Credit Agreement, dated as of December 15, 2014, Fourth Amendment to ABL Credit Agreement, dated as of September 28, 2015 and Fifth Amendment to ABL Credit Agreement, dated as of June 16, 2017.

“Bank of America Forbearance” means that certain limited forbearance agreement, dated as of the date hereof, among Willbros United States Holdings, Inc., the Borrowers (solely for this purpose, as defined therein), Willbros Group, Inc., the other persons party thereto as Guarantors (solely for this purpose, as defined therein), the lenders party thereto and Bank of America, N.A.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 6.1(c).

“Benefit Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, that involves any: (a) equity purchase plan, option, equity bonus, phantom equity or other equity plan; (b) pension, profit sharing, bonus, retirement, deferred compensation, incentive compensation, severance or termination pay; (c) welfare or “fringe” benefits, including hospitalization or other medical or dental, life or other insurance, supplemental unemployment, salary continuation, vacation benefits plan, tuition, company car, club dues, sick leave, maternity, paternity, or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (d) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and any “employee welfare plan” within the meaning of Section 3(1) of ERISA.

“Book-Entry Shares” has the meaning set forth in Section 5.2.

“business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Houston, Texas are authorized or obligated by law or executive order to close.

“Bylaws” has the meaning set forth in Section 3.2.

“Charter” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company 2017 10-K” means the Company’s draft Annual Report for the fiscal year ended December 31, 2017 to be filed on Form 10-K, which was provided to Parent on March 24, 2018, in unredacted  and substantially complete form (including all exhibits and financial statements included or referenced therein).

“Company Acquisition Agreement” has the meaning set forth in Section 7.2(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.4(c).

“Company Advisor” has the meaning set forth in Section 6.1(r)(i).

“Company Approval” means any approval: (a) of any stockholder of any Acquired Company; (b) of the board of directors or comparable governing body of any Acquired Company; (c) of any Person by virtue of their ownership of any of the assets, properties or securities (including any Shares) of any of the Acquired Companies; (d) of any Person by virtue of their status as a Lien holder or past or present creditor of any of the Acquired Companies; or (e) required under (i) any Company Contract or (ii) the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries.

“Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Awards” means, collectively, Company Time-Based Awards and Company Performance Awards.

“Company Benefit Plan” has the meaning set forth in Section 6.1(i)(i).

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 7.4(b).

“Company Continuing Employee” has the meaning set forth in Section 7.9(a).

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company

Intellectual Property or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Disclosure Schedule” has the meaning set forth in Section 6.1.

“Company Financial Statements” means the audited consolidated balance sheets of the Acquired Companies as of December 31, 2014, December 31, 2015 and December 31, 2016 (including, in each case, the notes, if any, thereto).

“Company Intellectual Property” has the meaning set forth in Section 6.1(q)(i).

“Company Leased Real Property” means the real property leased by any Acquired Company as tenant, together with, to the extent leased by any Acquired Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Acquired Company.

“Company Material Adverse Effect” means: (a) any event, change, circumstance, effect, development or state of facts that, considered individually or in the aggregate with all other events, changes, circumstances, effects, developments and states of facts, is, or could reasonably be expected to be or to become, materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on, (i) the condition (financial or otherwise), capitalization, assets, properties, Liabilities, business, results of operations or other financial performance of the Acquired Companies taken as a whole or (ii) the ability of the Company to perform its covenants or obligations under this Agreement or to timely consummate the Merger or other Contemplated Transactions; provided, however, that, in the case of clause “(i)” above, any such event, change, circumstance, effect, development or state of facts occurring after the date of this Agreement resulting from (A) any change in economic or business conditions generally, or in the oil and gas and power facilities construction, maintenance and development industries specifically, either worldwide or in any geographic region where the Acquired Companies conduct business, including any change in commodity prices, or (B) the announcement or pendency of the Merger and the other Contemplated Transactions, in either case, shall not be considered when determining if a Company Material Adverse Effect has occurred (provided that the foregoing clause “(B)” shall not preclude any breaches of any of the representations and warranties made by the Company in Section 6.1 from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, however, that such event, change, circumstance, effect, development or state of facts described in clause “(i)” above does not (1) primarily relate to (or have the effect of primarily relating to) the Acquired Companies or (2) disproportionately adversely affect the Acquired Companies compared to other companies of similar size operating in the oil and gas and power facilities construction, maintenance and development industries in such regions; and (b) any actual or threatened termination, cancellation, material reduction in revenue or material adverse modification or amendment to, or material violation, default or breach of any provisions of, any Specified Company Contract.

“Company Non-U.S. Benefit Plan” has the meaning set forth in Section 6.1(i)(i).

“Company Owned Real Property” means the real property owned by any Acquired Company, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the applicable Acquired Company.

“Company Performance Awards” has the meaning set forth in Section 5.4(b).

“Company Reports” has the meaning set forth in Section 6.1(e)(i).

“Company Requisite Vote” has the meaning set forth in Section 6.1(c)(i).

“Company Stock Plans” means, collectively, the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, as subsequently amended, the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as subsequently amended and the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan.

“Company Time-Based Awards” has the meaning set forth in Section 5.4(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 4, 2017, between Parent and Willbros United States Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, as amended by Amendment No. 1 to Confidentiality Agreement dated February 28, 2018.

“Contemplated Transactions” means (a) all actions and transactions contemplated by this Agreement, including the Merger, and (b) all actions and transactions contemplated by the Support Agreements.

“Contract” means any written, oral or other agreement, lease, license, contract, subcontract, note, mortgage, indenture, understanding, arrangement, settlement, instrument, option, warranty, purchase order, insurance policy, benefit plan or other legally binding commitment, undertaking or obligation of any nature, whether express or implied.

“Consent” has the meaning set forth in Section 6.1(d)(i).

“Current Premium” has the meaning set forth in Section 7.10(c).

“D&O Insurance” has the meaning set forth in Section 7.10(c).

“Delaware Certificate of Merger” has the meaning set forth in Section 2.3.

“Dissenting Shares” has the meaning set forth in Section 5.3(f)(i).

“DGCL” has the meaning set forth in the Recitals.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval online database created and maintained by the SEC.

“Effective Time” has the meaning set forth in Section 2.3.

“Enterprise Agreement” means, collectively, (a) that certain Facilities Construction Contact No. 9261, dated August 28, 2017, by and between Enterprise Crude Pipeline LLC and Willbros Construction (U.S.), LLC regarding the ECHO M2S Tank Expansion Project, (b) that certain Facilities Construction Contact No. 9262, dated August 28, 2017, by and between Enterprise Houston Ship Channel, L.P. and Willbros Construction (U.S.), LLC regarding the ECHO C130 Pump Station Project and (c) that certain Facilities Construction Contact No. 9263, dated August 28, 2017, by and between Enterprise Houston Ship Channel, L.P. and Willbros Construction (U.S.), LLC regarding the Houston Ship Channel West Project.

“Environmental Costs” means any actual or potential cleanup, remediation, removal, restoration or other response costs (which shall include costs to cause the representing party or its Subsidiaries to come into compliance with Environmental Laws or Environmental Permits, either voluntarily or by order or requirement of a Governmental Entity), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, capital expenditures, liabilities or obligations (including liabilities or obligations under any Environmental Permit, lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including damages (a) to third parties for personal injury or property damage, or (b) to natural resources), administrative, civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

“Environmental Laws” means any foreign, national, constitutional, federal, state, regional, district or local Law governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment and natural resources, human health or safety, health  and sanitation, including any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into any environmental medium or real property improvement, such as the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, management, release or threatened release of Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 6.1(l)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business treated as a single employer, or under common control with, any Acquired Company in accordance with Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning set forth in Section 5.1(a).

“file” has the meaning set forth in Section 6.1(e)(i).

“GAAP” has the meaning set forth in Section 6.1(e)(ii).

“Governmental Authorization” means, with respect to any Person, any permit, license, certificate, franchise (including similar authorizations or permits), permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or Order or right under any Contract with any Governmental Entity, and shall also include the expiration of any waiting periods or other authorizations and approvals issues to such Person or obtained by such Person from any Governmental Entity, or of which such Person has the benefit under any applicable Law.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental, quasi-governmental or regulatory authority, agency, commission, body or other entity (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Person and any court or other tribunal).

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or dangerous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials), products,  building construction materials and debris, the group of organic compounds known as polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables and  corrosives that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

“Hedges” has the meaning set forth in Section 6.1(s).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indemnified Parties” has the meaning set forth in Section 7.10(a).

“Insurance Policies” has the meaning set forth in Section 6.1(p).

“Intellectual Property” means all intellectual property rights of every kind and description, throughout the world, including such rights in trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, source or business identifiers, patents, copyrights, works of authorship, trade secrets, know-how, proprietary information, all such rights in technology and software, and in the case of each of the foregoing, along with all goodwill associated with any of the foregoing and any registrations, applications, renewals, extensions, reversions, continuations, continuations-in-part, divisionals, reissues, and reexaminations for any of the foregoing.

“Intervening Event” means a material event, fact or state of facts, development or occurrence (other than any event, fact or state of facts, development or occurrence resulting from a breach of this Agreement by the Company) that does not relate to an Acquisition Proposal (including the receipt, existence or terms thereof or any matter relating thereto or consequence thereof) that was not known or reasonably foreseeable to the Company Board at or prior to the date of this Agreement, or the material consequences of which (based on the facts known to the Company Board as of the date of this Agreement) were not reasonably foreseeable, and becomes known to the Company Board after the date of this Agreement and prior to the adoption of this Agreement by the Company Requisite Vote.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 6.1(q)(iv).

“KKR” means KKR Credit Advisors (US) LLC, a Delaware limited liability company.

“KKR Agreement” means the Put/Call Agreement, dated as of the date hereof, by and between Parent and KKR.

“KKR Facility” means the Credit Agreement, dated as of December 15, 2014, among Willbros Group, Inc., as borrower, certain subsidiaries thereof, as guarantors, the lenders from time to time party thereto, KKR Credit Advisors (US) LLC, as arranger, and

Cortland Capital Market Services LLC, as administrative agent, as amended by First Amendment to Credit Agreement dated as of March 31, 2015, Second Amendment to Credit Agreement dated as of September 28, 2015, Third Amendment to Credit Agreement dated as of March 1, 2016, Fourth Amendment to Credit Agreement dated as of July 26, 2017, Fifth Amendment to Credit Agreement dated as of March 3, 2017, Sixth Amendment to Credit Agreement dated as of November 6, 2017 and the Seventh Amendment to Credit Agreement, dated as of the date hereof.

“KKR Forbearance” means that certain forbearance agreement, dated as of the date hereof, among Willbros Group, Inc., the other Loan Parties (solely for this purpose, as defined therein) signatory thereto and the lenders party thereto.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company: Michael J. Fournier, Jeff B. Kappel, Linnie A. Freeman, Jeremy Kinch, Johnny M. Priest, Steve Breitigam, Brett Luz and Brandon Webster.

“Law” means any law, statute, constitution, principle of common law, code, edict, ordinance, rule, regulation, determination. judgment, order, injunction, decree, award, rulings or requirement, agency requirement, license or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Letter of Transmittal” has the meaning set forth in Section 5.3(c)(i).

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien (statutory or other), pledge or other deposit arrangement, assessment, levy, assignment, deed of trust, security interest, charge, mortgage, option, right of first refusal, preemptive right, community property interest or other encumbrance, easement or restriction of any kind (including any restriction on the voting of any security, the transfer of any security or other asset, the receipt of any income derived from any asset, the use of any asset and the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contracts” has the meaning set forth in Section 6.1(u)(ii)(S).

“Measurement Date” has the meaning set forth in Section 6.1(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 5.1(a).

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 6.1(i)(iii).

“NYSE” has the meaning set forth in Section 6.1(d)(i).

“Oncor Alliance Agreement” means the Master Services Agreement, dated June 12, 2008, by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company, and Willbros Utility T&D Holdings, LLC, d/b/a Willbros Utility T&D, LLC, as successor to InfrastruX Group, Inc, as amended.

“Order” has the meaning set forth in Section 8.1(c).

“Parent” has the meaning set forth in the preamble.

“Parent Time-based Awards” has the meaning set forth in Section 5.4(a).

“Parent Disclosure Schedule” has the meaning set forth in Section 6.2.

“Paying Agent” has the meaning set forth in Section 5.3(a).

“Payment Fund” has the meaning set forth in Section 5.3(d).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Preferred Shares” has the meaning set forth in Section 6.1(b)(i).

“Proxy Statement” has the meaning set forth in Section 7.3.

“Proxy Statement Clearance Date” means the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments to the Proxy Statement, or (b) it does not intend to review the Proxy Statement.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors (including financial advisors), financing sources and representatives.

“Sarbanes-Oxley Act” has the meaning set forth in Section 6.1(e)(iii).

“SEC” has the meaning set forth in Section 6.1(e)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Share(s)” has the meaning set forth in Section 5.1(a).

“Share Certificate” has the meaning set forth in Section 5.2.

“Specified Company Contracts” means (a) the Oncor Alliance Agreement and (b) Enterprise Agreement.

“Specified Default Event” means (a) any Event of Default (under and as defined in the Bank of America Facility, referred to hereinafter as a “Bank of America Facility Event of Default”) occurs (other than any Specified Default (solely for this purpose, as defined in the Bank of America Forbearance)) pursuant to Section 11.1.5 of the Bank of America Facility, (b) any other Bank of America Facility Event of Default occurs (other than any Specified Default (solely for this purpose, as defined in the Bank of America Forbearance)), and continues unremedied and unwaived (it being understood that any waiver that is conditioned on or that requires the payment of additional consideration to any financing source shall be deemed not to be a waiver for purposes of this clause) for a period in excess of five business days, (c) any Event of Default (under and as defined in the KKR Facility, referred to hereinafter as a “KKR Facility Event of Default”) occurs (other than any Specified Default (solely for this purpose, as defined in the KKR Forbearance)) pursuant to Section 7.01(e) of the KKR Facility, (d) any other KKR Facility Event of Default occurs (other than any Specified Default (solely for this purpose, as defined in the KKR Forbearance)), and continues unremedied and unwaived (it being understood that any waiver that is conditioned on or that requires the payment of additional consideration to any financing source shall be deemed not to be a waiver for purposes of this clause) for a period in excess of five business days, (e) any forbearance set forth in the Bank of America Forbearance ceases to be effective, the Bank of America Forbearance is terminated or the relevant forbearance period set forth therein ends or (f) any forbearance set forth in the KKR Forbearance ceases to be effective, the KKR Forbearance is terminated or the relevant forbearance period set forth therein ends.

“Stockholders” has the meaning set forth in the Recitals.

“Stockholders Meeting” has the meaning set forth in Section 7.4(a).

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or (b) such Person or any Subsidiary of such Person is a general partner or managing member.

“Superior Proposal” means an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, all of the outstanding Shares, that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with (i) this Agreement or any “standstill” or similar agreement or provisions under which any Acquired Company has or had any rights or obligations or (ii) any Support Agreement; (b) is not subject to a financing contingency; and (c) is on terms and conditions that the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the stockholders of the Company than the Merger and the other Contemplated Transactions.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 6.1(k).

“Tax(es)” means (i) all federal, state, local and foreign taxes, including income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, escheat or unclaimed property, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, (ii) together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (iii) any liability in respect of any items described in clause “(i)” or “(ii)” payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of law (or any predecessor or successor thereof) or otherwise.

“Tax Return” means all returns, reports, filings or other information (including elections, declarations, disclosures, schedules, estimates and information returns, as well as any amendments to the foregoing) required to be supplied to a Tax authority relating to Taxes, including returns and reports that are required to be supplied to a foreign Tax authority.

“Termination Date” has the meaning set forth in Section 9.2(a).

“Termination Fee” has the meaning set forth in Section 9.6(a).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Triggering Event” means (a) the Company Board or any committee thereof shall have: (i) withdrawn or modified the Company Board Recommendation or otherwise made a Company Adverse Recommendation Change; or (ii) taken, authorized or publicly proposed any of the actions referred to in Section 7.4(c); (b) the Company, the Company Board (or any committee thereof) or any director of the Company takes any action that becomes publicly known to any Person other than the executive officers and directors of the Company and the Company’s professional advisers from which a reasonable person could reasonably be expected to conclude that one or more directors of the Company do not support the Merger or do not believe that the Merger is fair to and in the best interests of the stockholders of the Company; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) the Company Board shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation within two business days after Parent requests that the Company Board Recommendation be reaffirmed publicly; (e) a tender or exchange offer relating to the Shares shall have been commenced and the Company shall not have sent to its securityholders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (f) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within two business days after such Acquisition Proposal is publicly announced; (g) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have breached or taken any action inconsistent with any of the provisions set forth in Section 7.2 or Section 7.4; or (h) any stockholder of the Company who has executed and delivered a Support Agreement shall have breached or threatened to breach such Support Agreement.

“United States Subsidiary” means each Subsidiary that is an employer whose headquarters are in the United States of America.

“Voting Debt” has the meaning set forth in Section 6.1(b)(iv).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulation promulgated thereunder, and any comparable foreign, state or local Law.

1.2                               Interpretation.

(a)                                 Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(d)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(e)                                  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f)                                   References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II
THE MERGER; CLOSING; EFFECTIVE TIME

2.1                               The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in this Agreement and the DGCL.

2.2                               Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, at 10:00 a.m. on the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless Parent designates an earlier date for the Closing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.3                               Effective Time.  Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with and satisfying the relevant provisions of the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the time as of when the Merger becomes effective, the “Effective Time”).

ARTICLE III
CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

3.1                               Certificate of Incorporation of the Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law.

3.2                               Bylaws of the Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Surviving Corporation shall be amended to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (the “Bylaws”) until thereafter amended as provided therein or as provided by applicable Law.

ARTICLE IV
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

4.1                               Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

4.2                               Officers of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE V
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF SHARE CERTIFICATES

5.1                               Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any capital stock of the Company:

(a)                                 subject to Section 5.3, each share of the Common Stock, par value $0.05 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding (including any vested time-based restricted stock award of the Company) as of immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or any direct or indirect wholly-owned Subsidiary of the Company (the “Excluded Shares”), and (ii) Dissenting Shares) shall be automatically converted into the right to receive $0.60 per Share in cash, without interest (the “Merger Consideration”);

(b)                                 each Excluded Share shall automatically be cancelled and retired and shall cease to exist and no consideration shall be paid or payable in respect thereof; and

(c)                                  each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

5.2                               Closing of Company’s Transfer Books. At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to Section 5.1(a) shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. At the Effective Time, the share transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any Shares shall be made on such share transfer books after the Effective Time.

5.3                               Exchange of Share Certificates.

(a)                                 Appointment of Paying Agent.  Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to Parent and the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b)                                 Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares and Dissenting Shares) under Section 5.1(a) (such cash being hereinafter referred to as the “Payment Fund”).

(c)                                  Procedures for Surrender.

(i)                                     Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or transfer of the Book-Entry Shares to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii)                                  Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required, the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, cash consideration in the amount (after giving effect to any required Tax withholdings as provided in Section 5.3(g)) that such holder has the right to receive pursuant to Section 5.1(a) in full satisfaction of all rights pertaining to the Shares formerly represented by such Share Certificates or Book-Entry Shares and such Share Certificates or Book-Entry Shares so surrendered shall be cancelled.  The Paying Agent shall accept such Share Certificates upon compliance with such reasonable terms and conditions as the Parent and Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange procedures.

(iii)                               No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(iv)                              In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, any Merger Consideration to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.

(v)                                 Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article V. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such Share and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d)                                 Termination of Payment Fund.  Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the stockholders of the Company as of the date that is one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article V shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 5.3(g)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

(e)                                  Lost, Stolen or Destroyed Share Certificates.  In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate cash consideration in the amount (after giving effect to any required Tax withholdings as provided in Section 5.3(g)) that such holder has the right to receive pursuant to Section 5.1(a).

(f)                                   Dissenting Shares.

(i)                                     Notwithstanding anything to the contrary contained in this Agreement, Shares with respect to which appraisal rights are available under Section 262 of the DGCL, if any, and which are held by a stockholder who, as of the Closing: (A) has made a proper demand for appraisal of such Shares in accordance with Section 262 of the DGCL; and (B) has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such Shares being referred to as “Dissenting Shares” until such time as such stockholder withdraws, fails to perfect or otherwise loses such stockholder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 5.1(a), but shall be entitled only to such rights (if any) as are granted DGCL to a holder of Dissenting Shares.

(ii)                                  Notwithstanding the provisions of this Section 5.3(f), if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, withdrawal or otherwise), then such Shares shall be deemed automatically, as of the Effective Time, to have been converted into, and to represent only, the right to receive the Merger Consideration in accordance with Section 5.1(a), without interest thereof, upon proper delivery of the Share Certificate or (in the case of Book-Entry Shares) evidence of book-entry positions representing such Shares.

(iii)                               The Company shall give Parent prompt notice of: (A) any demand for appraisal received from its stockholders prior to the Effective Time pursuant to Section 262 of the DGCL; (B) any withdrawal of such demand pursuant to Section 262 of the DGCL; and (C) the opportunity to direct and participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment or settlement offer with respect to any such demand unless, prior thereto, Parent shall have consented in writing to such payment or settlement offer.

(g)                                  Withholding Rights.  Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

5.4                               Treatment of Company Awards.

(a)                                 Company Time-based Awards.  As of the Effective Time, each then outstanding unvested time-based restricted stock award and each then outstanding unvested time-based restricted stock unit award (collectively, the “Company Time-based Awards”) shall, at the option of Parent:  (i) be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, an amount in cash equal to the product of (A) the number of Shares subject to such unvested Company Time-based Award and (B) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; or (ii) be converted into the right to receive restricted stock awards issued on Parent common stock in an amount equal to the product of (A) the number of Shares subject to such unvested Company Time-based Award and (B) the Merger Consideration, with any fractional shares being rounded down to the nearest whole share of Parent common stock (the “Parent Time-based Awards”), in which case the Parent Time-based Awards shall provide for the same vesting terms and conditions as applicable to each Company Time-based Award (including accelerated vesting upon a termination without cause) and, in addition, shall provide for termination for Good Reason (as that term is defined in the Willbros 2010 Management Severance Plan for Executives).

(b)                                 Company Performance Awards.  Immediately prior to the Effective Time, each then outstanding performance-based restricted stock unit award (collectively, the “Company Performance Awards”) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, an amount in cash equal to the product of (i) the number of Shares equal to the “Target Award” as set forth in the respective award agreement for such Company Performance Award and (ii) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c)                                  Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions, including adoption of any appropriate amendments to the Company Stock Plans and other Company Benefit Plans which are necessary to effectuate the provisions of Section 5.4(a) and (b).

5.5                               Adjustments to Prevent Dilution.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, then the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 5.5 shall be construed to permit the Constituent Entities or their respective Subsidiaries to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1                               Representations and Warranties of the Company.  Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on or prior to entering into this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)                                 Organization, Good Standing and Qualification.  Each of the Acquired Companies is a corporation or other legal business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to: (i) own, use and operate its properties and assets, (ii) carry on its business as presently conducted or as currently planned to be conducted, and (iii) perform its obligations under all Contracts by which it is bound.  Each of the Acquired Companies is qualified to do business and is in good standing as a foreign corporation or other foreign business entity in each jurisdiction where the ownership, use or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent a complete and correct copy of each Acquired Company’s certificates of incorporation and bylaws or other organizational documents, each as amended to the date hereof.  The Acquired Companies’ certificates of incorporation and bylaws or other organizational documents so delivered are in full force and effect.  None of the Acquired Companies is in violation of any of the provisions of its organizational documents. Section 6.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where each Acquired Company is organized and qualified to do business.  None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)                                 Capital Structure.

(i)                                     As of March 22, 2018 (the “Measurement Date”), the authorized capital stock of the Company consisted of 105,000,000 Shares, of which 63,221,610 Shares (including 663,156 shares of restricted stock), and 1,000,000 shares of Preferred Stock, having a par value of  $0.01 per share (the “Preferred Shares”), of which no shares were outstanding as of the Measurement Date. From the Measurement Date through the date of this Agreement, no additional Shares or Preferred Shares have been authorized or issued.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of the Measurement Date, the Company held 2,443,666 Shares in its treasury, and none of the Subsidiaries of the Company hold or have held any Shares. From the Measurement Date through the date of this Agreement, no additional Shares have been acquired in the Company’s treasury. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of the Measurement Date, there were 5,096,956 Shares reserved for issuance pursuant to the Company Stock Plans.  From the Measurement Date until the date of this Agreement, no additional Shares have been reserved for issuance pursuant to the Company Stock Plans.

(ii)                                  Section 6.1(b)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of Company Awards in effect as of the date hereof, including the (A) total number of Company Awards, with subtotals for each type of award, (B) name of each Company Award recipient, (C) name of the Company Stock Plan pursuant to which such Company Award was issued and award type, (D) date of grant, (E) exercise price (as applicable) and (F) number of Shares subject thereto.

(iii)                               Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien.

(iv)                              Except as set forth on Section 6.1(b)(iv) of the Company Disclosure Schedule, there are no preemptive rights, participation rights, maintenance rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any of the Acquired Companies to issue, transfer or sell any outstanding shares of capital stock (including Shares) or other securities of any Acquired Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Acquired Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  No outstanding shares of capital stock (including Shares) or other securities of any Acquired Company is subject to any right of first refusal or offer in favor of the Company.  Other than the Support Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock (including Shares) or other securities of any Acquired Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).

(v)                                 Except as set forth on Section 6.1(b)(v) of the Company Disclosure Schedule, there is no: (A) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock (including Shares) or other securities of any of the Acquired Companies; (B) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock (including Shares) or any other securities; or (C) condition or circumstance that has given or may give rise to, or has provided or may provide a basis for, the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock (including Shares) or other securities of any of the Acquired Companies.

(vi)                              All outstanding Shares, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance with: (A) all applicable securities Laws, the Code and all other applicable Laws; and (B) all requirements set forth in applicable Contracts and any applicable Company Stock Plan.

(c)                                  Corporate Authority; Approval and Opinions of Financial Advisors.

(i)                                     The Company has all requisite corporate power and authority, and has taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the “Company Requisite Vote”), and to consummate the Merger and the other Contemplated Transactions.  This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”).  Except as set forth on Section 6.1(c)(i) of the Company Disclosure Schedule and the Company Requisite Vote, there are no Company Approvals that are required to be obtained prior to consummation of the Contemplated Transactions.

(ii)                                  The Company Board has received the written opinion of Greenhill & Co., LLC, financial advisor to the Company, dated March 26, 2018, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Shares.  A copy of such written opinion has been delivered to Parent.

(iii)                               The Company Board at a meeting duly called and held at which all of the directors of the Company were present, has (A) unanimously determined that this Agreement, the Support Agreements, the Merger and the other Contemplated Transactions are fair to, advisable and in the best interests of the Company’s stockholders, (B) unanimously authorized and approved the execution, delivery and performance of this Agreement, the Support Agreements, the Merger and the other Contemplated Transactions, (C) unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Stockholders Meeting, and (D) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Law that might otherwise apply to the Merger or any of the other Contemplated Transactions.

(d)                                 Governmental Filings; No Violations; Certain Contracts, Etc.

(i)                                     No consent, filing or notice (each a “Consent”) is required in connection with the execution and delivery of this Agreement, each Support Agreement and each Ancillary Agreement by the Company, or the performance by the Company of its obligations hereunder or thereunder (including the consummation of the Merger and the other Contemplated Transactions), except for: (A) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; (B) any such Consent required under applicable requirements of the Exchange Act and as may be required under applicable state securities or “blue sky” Laws of the United States; (C) the filing with the SEC of the Proxy Statement relating to the Stockholders Meeting to he held to consider and vote upon the adoption of this Agreement; (D) the filings or notices required by, and any approvals required under the rules and regulations of the New York Stock Exchange (the “NYSE”); and (E) such Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company do not, and the consummation by the Company of the Merger and the other Contemplated Transactions will not, directly or indirectly, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations or the creation of a Lien on the assets or properties of any Acquired Company (with or without notice, lapse of time or both), pursuant to, any Company Contract or any Laws, (C) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations under, the creation of any right of modification, amendment, vesting or cancellation of or under (with or without notice, lapse of time or both) any Material Contract, or (D) any other change in the rights or obligations of any party under any of the Company Contracts, except, as in the case of each of clauses “(B)” through “(D)” above, as would not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect.  Section 6.1(d)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of Material Contracts of the Acquired Companies pursuant to which Consents or waivers are or may be required prior to consummation of the Contemplated Transactions (whether or not subject to the exception set forth with respect to clauses “(B)” through “(D)” in the preceding sentence).

(iii)                               Section 6.1(d)(iii) of the Company Disclosure Schedule sets forth a correct and complete list of all material claims held by any Acquired Company, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code, together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding.  None of such orders, individually or in the aggregate, is reasonably likely to be material to the Company and the Acquired Companies, taken as a whole.

(e)                                  Company Reports; Financial Statements.

(i)                                     The Company has timely filed with, or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, proxy statements, reports, schedules, forms, statements, certifications (including any such statement or certification required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); and (B) Section 906 of the Sarbanes-Oxley Act and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by the Company with the SEC since December 31, 2014 (collectively, including any such documents filed subsequent to the date hereof and as amended, the “Company

Reports”). The Company has made available to Parent (to the extent not available on EDGAR) true, correct, and complete copies of all Company Reports, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since December 31, 2014.  Each of the Company Reports is accurate and complete, and complies as to form and content with all applicable Laws.  None of the Acquired Companies, other than the Company, is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each Company Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(ii)                                  Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules), including the Company Financial Statements: (A) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (B) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (C) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby.  The Company has made available to Parent (to the extent not available on EDGAR) accurate and complete copies of the Company Reports, including the Company Financial Statements.

(iii)                               The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(iv)                              The Company 2017 10-K is accurate and complete, and complies as to form and content with all applicable Laws. The Company 2017 10-K (A) complies in all material respects with the applicable requirements of the Exchange Act and (B) does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the financial statements included in or incorporated by reference into the Company 2017

10-K (including the related notes and schedules): (A) complies as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (B) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (C) fairly presents in all material respects the consolidated financial position of the Acquired Companies as of the date thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby.

(v)                                 The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (B) that transactions are executed only in accordance with the authorization of management; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Companies’ properties or assets.  The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and otherwise to ensure that information required to be disclosed by the Company in the reports that it files, furnishes or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the Company Reports.  The Company has made available to Parent copies of all written descriptions of and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  Except as set forth in Company Reports filed prior to the date of this Agreement, since December 31, 2014, to the Company’s Knowledge, each director and officer of the Company has filed with or furnished to the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(vi)                              Except as set forth in Company Reports filed prior to the date of this Agreement, since December 31, 2014, none of the Acquired Companies, the Company’s independent accountants, the board of directors or audit committee of the board of directors of any Acquired Company, or any officer of any Acquired Company, has received: (A) any oral or written notification of any: (1) “significant deficiency” in the internal controls over financial reporting of any of the Acquired Companies; (2) “material weakness” in the internal controls over financial reporting of any of the Acquired Companies; or (3) fraud, whether or not material, that involves management or other employees of any of the Acquired Companies who have a significant role in the internal controls over financial reporting of the applicable Acquired Company; or (B) any material complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of any of the Acquired Companies or their respective internal accounting controls fail to comply with GAAP, generally accepted auditing standards or applicable Laws.  For purposes of this

Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.  No attorney representing any Acquired Company, whether or not employed by any Acquired Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company, including the General Counsel of the Company.

(vii)                           The Company has not granted any waivers with respect to its policies regarding ethical conduct.

(viii)                        PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company Reports and the Company 2017 10-K, is and has been throughout the periods covered by the applicable financial statements: (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (B) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (C) in compliance with subsections “(g)” through “(l)” of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board.

(ix)                              None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Acquired Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Acquired Companies in the Acquired Companies’ published financial statements, any of the Company Reports or the Company 2017 10-K.  The Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined above) effected by any of the Acquired Companies that are in effect at the date of this Agreement.

(f)                                   Absence of Undisclosed Liabilities.  None of the Acquired Companies has, and none of the Acquired Companies is or may become responsible for performing or discharging, any Liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) Liabilities identified as such in the “liabilities” column of the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2017; (ii) normal and recurring current Liabilities that have been incurred by the Acquired Companies since the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2017 in the

ordinary course of business consistent with past practice; (iii) Liabilities for performance of obligations of the Acquired Companies under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts provided to Parent prior to the date of this Agreement; and (iv) liabilities described in Section 6.1(f) of the Company Disclosure Schedule.

(g)                                  Absence of Certain Changes.  Since December 31, 2017 (the “Audit Date”) through the date of this Agreement (except in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions) the Acquired Companies have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices, and:

(i)                                     except as set forth in Company Reports filed prior to the date of this Agreement, there has not been a Company Material Adverse Effect, and no change, circumstance, effect, development, or state of facts that has occurred that, in combination with any other change, circumstance, effect, development, or state of facts, could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii)                                  there has not been a material loss, damage or destruction to, or any material interruption in the use of, any of the assets or properties of any of the Acquired Companies (whether or not covered by insurance);

(iii)                               none of the Acquired Companies has: (A) written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness, or (B) taken any action that, if taken after the date hereof, would constitute a violation of Section 7.1;

(iv)                              there has not been any material acquisition or disposition of assets by any Acquired Company, including the sale, lease, license or other disposition of any material properties or assets, except for sales of equipment and/or replacements thereof in the ordinary course of business consistent with past practices;

(v)                                 there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company;

(vi)                              there has not been any change by the Company in accounting principles, practices or methods;

(vii)                           there has not been any action taken by the Company that, if taken after the date of this Agreement without the consent of the Parent, would constitute a violation of this Agreement;

(viii)                        no Acquired Company has made any material Tax election, settled or compromised any material Tax claim or Liability, changed (or made a request to any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes, filed any amended material Tax Return, prepared any Tax Return in a manner inconsistent with the past practice of the Acquired Companies, surrendered any claim for a refund of a material amount of Taxes, or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(ix)                              since the Audit Date, except as set forth on Section 6.1(g) of the Company Disclosure Schedule or as previously disclosed in the Company Reports filed prior to the date hereof, there has not been any (A) increase in the compensation payable, or that could become payable, by any Acquired Company to any officers or key employees or (B) amendment or modification of any Company Benefit Plan; and

(x)                                 no Acquired Company has entered into any agreement or made any commitment to do any of the foregoing.

(h)                                 Litigation and Liabilities.  Except as disclosed on Section 6.1(h) of the Company Disclosure Schedule, there are no (i) Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company or (ii) obligations or Liabilities, including those relating to matters or Legal Proceedings involving any Environmental Law, or any other facts or circumstances of which the Company has Knowledge that could result in any claims against, or obligations or Liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, material to any Acquired Company.

(i)                                     Employee Benefits and Employment Matters.

(i)                                     Section 6.1(i) of the Company Disclosure Schedule lists all Benefit Plans which are (A) sponsored, contributed to, or maintained by any Acquired Company and which are provided to or for the benefit of any Persons that are employed by or provide services to any Acquired Company or (B) for which any Acquired Company has any Liability (actual or contingent) (each such Benefit Plan, a “Company Benefit Plan”). Section 6.1(i) of the Company Disclosure Schedule separately identifies each Company Benefit Plan which is maintained outside of the United States primarily for the benefit of employees situated outside of the United States (each such Company Benefit Plan, a “Company Non-U.S. Benefit Plan”).  The Company has made available to Parent, with respect to each Company Benefit Plan and to each material Company Non-U.S. Benefit Plan (to the extent applicable thereto), true, correct and complete copies of (i) such plan and all amendments thereto; (ii) the most recently filed Forms 5500 and all schedules and attachments thereto; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Company Benefit Plan; (iv) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Company Benefit Plan; (v) all related trust agreements, insurance contracts, and other funding arrangements; (vi) all written summaries of all non-written Company Benefit Plans; (vii) copies of applicable discrimination and compliance testing for the last two years; and (viii) any material, non-routine communications from a Governmental Entity within the last two years.

(ii)                                  All contributions (including employee contributions to any qualified plan), insurance premiums, or other payments with respect to the Company Benefit Plans for all periods ending prior to the date hereof have been timely made by the Acquired Companies, and for periods ending prior to Closing will be timely made prior to Closing by the Acquired Companies or properly accrued, as applicable, in accordance with past practice.

(iii)                               Except with respect to any Company Benefit Plan which is a “multiemployer plan” within the meaning of Section (3)(37) of ERISA and which is  set forth in Section 6.1(i) of the Company Disclosure Schedule (each, a “Multiemployer Plan”), none of the Acquired Companies in the past six years has sponsored, maintained, contributed to, or been obligated to contribute to any “employee benefit plan” which is subject to the provisions of Title IV of ERISA.  Neither any Acquired Company nor any of their ERISA Affiliates have engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

(iv)                              With respect to each Multiemployer Plan: (A) all contributions required to be made by any Acquired Company or any of their respective ERISA Affiliates to any such plan have been timely made, (B) none of the Acquired Companies or any of their respective ERISA Affiliates has incurred any withdrawal Liability under Title IV of ERISA which remains unsatisfied or would be subject to withdrawal Liability if, as of the Closing Date, the Acquired Companies, any of its subsidiaries or any of their respective ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan, (C) no Multiemployer Plan is in “reorganization” or “insolvent” (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively) or has been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, and (D) the Company has provided a copy of the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal Liability under Title IV of ERISA for the most recently completed plan year.

(v)                                 Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, no Acquired Company has any obligation to provide life, medical or other welfare benefits to former or retired employees of such Acquired Company, and no Acquired Company has represented, promised or contracted to any employee or former employee of any Acquired Company that such benefits would be provided, other than under COBRA at the sole cost of such employee.

(vi)                              Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and nothing has occurred that could reasonably be expected to result in the loss of such qualification of exempt status.  Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, each Company Benefit Plan has been maintained, funded, operated, and administered in compliance with its terms and with the requirements prescribed by applicable Law (including the applicable requirements of ERISA, COBRA, HIPAA, and the Code), except where such noncompliance would not reasonably be expected to result in a material Liability.  No action, suit, investigation, audit, proceeding, or claim (other than claims for routine benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Company Benefit Plan before any Governmental Entity, including the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation, except as would not reasonably be expected to result in a material Liability.

(vii)                           Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, following the Closing, the consummation of the Merger will not (i) entitle any current or former employee of any Acquired Company to a bonus, severance pay, unemployment compensation or any other payment pursuant to any Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of any Acquired Company, from any Acquired Company or pursuant to any Company Benefit Plan, (iii) result in any limitation on the right of any Acquired Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan; or (iv) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No Acquired Company maintains any obligations to gross-up or reimburse any individual for any Tax under Section 409A or 4999 of the Code.

(viii)                        Each Company Non-U.S. Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and, if intended to qualify for special tax treatment, meets all the requirements for such treatment.  All employer and employee contributions required by the terms of each Company Non-US Benefit Plan or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction, and any other payments (including insurance premiums) otherwise due in respect of each such plan have been paid in full.  The fair market value of the assets of each funded Company Non—U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.  Each Company Non-U.S.

Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j)                                    Compliance with Laws; Permits.

(i)                                     Each of the Acquired Companies is, and has at all times since January 1, 2011 been, in compliance in all material respects with all applicable federal, state, local or foreign Laws.  None of the Acquired Companies has received any notice from any Governmental Entity or other Person or has Knowledge of any circumstances regarding any actual or possible material violation of, or material failure to comply with, any Law or Order.  Except with respect to regulatory matters covered by Section 7.5, no investigation or review by any Governmental Entity with respect to the any Acquired Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to any Acquired Company an intention to conduct the same.

(ii)                                  Each Acquired Company has all material Governmental Authorizations necessary to conduct its business as presently conducted, in material compliance with all applicable Laws and Orders.  Section 6.1(j) of the Company Disclosure Schedule lists all material Governmental Authorizations held by the Acquired Companies.

(k)                                 Takeover Statutes.  There are no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (including Section 203 of the DGCL) (each a “Takeover Statute”) applicable to any Acquired Company, the Shares, the Merger, the Support Agreements or the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of any Shares acquired in the Merger.  No anti-takeover provision in the certificate of incorporation, bylaws or other organizational documents of any Acquired Company is applicable to the Shares, Merger or the other Contemplated Transactions.  The Company Board has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Contemplated Transactions.

(l)                                     Environmental Matters.  Except as set forth in the Company Reports filed since December 31, 2016 and prior to the date of this Agreement or otherwise disclosed on Section 6.1(l) of the Company Disclosure Schedule:

(i)                                     Each Acquired Company, and, to the Knowledge of the Company, their respective predecessors are, and have been at all times operated, in compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws, except for such matters as are not reasonably likely to be material to the Company or any Acquired Company.

(ii)                                  Each Acquired Company, and, to the Knowledge of the Company, their respective predecessors, have obtained and have been at all times operated, and are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations, orders, variances and other governmental consents required by, applicable Environmental Laws (“Environmental Permits”), including those regulating emissions, discharges, releases or the remediation of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of any Acquired Company.

(iii)                               None of the Acquired Companies currently or formerly owned, leased or operated real property has had any release, discharge or emission of Hazardous Substances that could reasonably be expected to require remediation pursuant to any applicable Environmental Law.

(iv)                              There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against the any Acquired Company or, to the Knowledge of the Company, their respective predecessors as to which any Acquired Company has any obligations by contract or otherwise to defend or indemnify such predecessor, that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

(v)                                 There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (including anticipated regulatory or legislative  requirements): (A) that are reasonably likely to give rise to any Liability under any Environmental Laws or require any Acquired Company to incur any Environmental Costs, or (B) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving any Acquired Company based on or related to any Environmental Matter or that could require any Acquired Company to incur any Environmental Costs.

(vi)                              None of the Acquired Companies has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any site allegedly containing any Hazardous Substances, other location where there has been a release of any Hazardous Substances, or claim relating to or arising from exposure to or any injury, personal or property, from any Hazardous Substance, or notice of any failure of any Acquired Company to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

(vii)                           None of the Acquired Companies has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location in violation of, or as could be expected to result in any Liability to any Acquired Company under, any Environmental Laws.

(viii)                        None of the Acquired Companies has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

(ix)                              The transactions contemplated by this Agreement do not require the consent or approval of any Governmental Entity under or pursuant to any Environmental Laws.

(m)                             Real Property.

(i)                                     Section 6.1(m)(i) of the Company Disclosure Schedule contains a complete and correct list of all material Company Owned Real Property (including the street address of each parcel of such Company Owned Real Property). The Company or one or more of its Subsidiaries has good and marketable fee simple title to all such material Company Owned Real Property free and clear of any and all Liens. The Company is not obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any such material Company Owned Real Property or any portion thereof or interest therein.

(ii)                                  Section 6.1(m)(ii) of the Company Disclosure Schedule contains a complete and correct list of all material Company Leased Real Property, including with respect to all such Company Leased Real Property the date of such lease or sublease and any material amendments thereto and the street address of such Company Leased Real Property. Except as would not reasonably be expected to be material to the Company or the Acquired Companies, taken as a whole, each of the Acquired Companies, as applicable, has good leasehold title to the Company Leased Real Property, free and clear of any Liens. All leases and subleases for the Company Leased Real Property are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither an Acquired Company nor, to the Knowledge of the Company, any other Person, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default that would be materially adverse, either individually or in the aggregate, to the Acquired Companies, taken as a whole, under the provisions of, any lease or sublease for the Company Leased Real Property. Other than as set forth on Section 6.1(m)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material, either individually or in the aggregate, to the Acquired Companies, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leased Real Property.

(iii)                               The Company Owned Real Property and Company Leased Real Property constitute all real property currently used in connection with the business of the Acquired Companies and which are necessary for the continued operation of the business as the business is currently conducted.  Except as set forth on Section 6.1(m)(iii) of the Company Disclosure Schedule or as would not materially affect, either individually or in the aggregate, the ability of the Acquired Companies, taken as a whole, to operate their business as currently conducted, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Company Owned Real Property or Company Leased Real Property. Except as would not materially affect, either individually or in the aggregate, the ability of the Acquired Companies, taken as a whole, to operate their business as currently conducted, none of the Acquired Companies has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Company Owned Real Property or the Company Leased Real Property.

(iv)                              Except as would not materially affect, either individually or in the aggregate, the ability of the Acquired Companies, taken as a whole, to operate their business as currently conducted, each of the structures, equipment and other tangible assets of the Acquired Companies utilized in their operations is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used.

(n)                                 Taxes.   Except as set forth on Section 6.1(n) of the Company Disclosure Schedule, each Acquired Company (A) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) has paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; and (C) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  As of the date hereof, except as set forth on Section 6.1(n) of the Company Disclosure Schedule, there are not pending or, to the Knowledge of the Company, or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. No Acquired Company has been subject to a written claim by a taxing authority in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no material unresolved questions or claims concerning any Acquired Company’s Tax Liability that are not disclosed or provided for in the Company Reports filed prior to the date of this Agreement.  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Acquired Companies for each of the fiscal years ended December 31, 2014 through 2016, and true and correct summaries of certain information relating to foreign operations derived from United States federal income Tax returns for each of the fiscal years ended December 31, 2014 through 2016. The Acquired Companies have made provision for all Taxes payable by the Acquired Companies for which no Company Tax Return has yet been filed.  The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the Company Reports are adequate under GAAP to cover the Tax liabilities accruing through the date thereof. None of the Acquired Companies are responsible for Taxes of any Person (i) as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group (including as a result of the application of Treasury Regulation 1.1502-6) for any period, through operation of Law or otherwise, or (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify any other Person.  No Acquired Company has ever participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue recognized on or prior to the applicable Closing Date, (iii) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law), (iv) intercompany transactions occurring on or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) election under Section 108(i) of the Code, or (vii) Section 965 of the Code (including an election under Section 965(h) of the Code). No Acquired Company (w) has agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law, (x) is aware that any Governmental Entity has proposed any such adjustment, (y) has any application pending with any Governmental Entity requesting permission for any changes in accounting method, or (z) will be required to include any material item of income in, or exclude any material deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date. None of the Acquired Companies is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority, in each case, that would have binding effect on Parent or the Acquired Companies after the Closing.  There are no Liens for Taxes on the assets of any Acquired Company (other than Liens for Taxes not yet due and payable as of the Closing Date or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in accordance with GAAP). All transactions between the Acquired Companies are on arm’s length terms for purposes of the relevant transfer pricing laws and all related documentation required by such laws has been prepared or obtained and, if necessary, retained. No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. The Company is not, and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Schedule 6.1(n) sets forth the U.S. federal income tax classification of each Acquired Company and indicates whether each such entity is a

“controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code. No Acquired Company has any material Liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2017, in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof. For purposes of this Section 6.1(n), any reference to an Acquired Company shall be deemed to include any Person that merged with or was liquidated or converted into an Acquired Company.

(o)                                 Labor Matters.

(i)                                     Except as set forth in Section 6.1(o) of the Company Disclosure Schedule, no Acquired Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any Acquired Company the subject of any material proceeding asserting that any Acquired Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving any Acquired Company.

(ii)                                  No (A) Acquired Company or (B) any entity with which any Acquired Company could be considered a single employer under 29 U.S.C. section 2101(a)(1) or under any relevant case-law, in either case, has incurred any Liability under WARN.

(iii)                               There are no (i) charges of discrimination before the Equal Employment Opportunity Commission or any other Governmental Entity, (ii) claims for unpaid wages or benefits, including overtime compensation, before the United States Department of Labor or any other Governmental Entity, (iii) claims for workers’ compensation or occupational disease benefits, (iv) claims for damages, wages, or other relief to or arising from employment, termination from employment or refusal to hire, (v) claims relating to an alleged failure to provide any leave or notice required by the Family and Medical Leave Act, (vi) investigations, citations or complaints by the Occupational Safety and Health Administration, or (vii) claims or conciliation agreements relating to any alleged failure to comply with Executive Order 11246 or Federal Contract Compliance with respect to employees, which, in the case of any of the above clauses, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect.  To its Knowledge, the Company and each of the Acquired Companies (A) is in compliance with all federal and state laws respecting employment or labor and employment practices, terms and conditions of employment, wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance; (B) has not engaged in any unfair labor or unlawful employment practice; and (C) has not engaged in any “mass layoff” or “plant closing” (as defined by WARN) with respect to any Acquired Company.

(p)                                 Insurance.  Section 6.1(p) of the Company Disclosure Schedule sets forth a complete and accurate list of all material insurance policies, fidelity bonds and self-insurance arrangements covering the assets, businesses, equipment, properties, operations, employees, officers or directors of the Acquired Companies (collectively, the “Insurance Policies”).  All of the Insurance Policies or renewals thereof are in full force and effect and not voidable.  There is no material claim by any Acquired Company pending under any such Insurance Policy as to which any Acquired Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.  All premiums due and payable under all Insurance Policies have been paid when due, and the Company and each of its Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies.  No Acquired Company has received notice of cancellation of, or cancelled, any Insurance Policy.  To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy.  The Company has made available to Parent copies of all Insurance Policies.

(q)                                 Intellectual Property.

(i)                                     The Acquired Companies exclusively own or possess adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with and material to their respective businesses as currently being conducted (“Company Intellectual Property”).

(ii)                                  There are no assertions, claims or Legal Proceedings challenging the validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, the conduct of the Acquired Companies’ respective businesses as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person.  No Acquired Company is the subject of any pending or threatened Legal Proceedings involving a claim of infringement, misappropriation or other violation of the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Company Intellectual Property, and no such claims have been made against any Person by an Acquired Company.

(iii)                               The Acquired Companies have taken adequate security measures to protect the secrecy, confidentiality and value of all trade secrets included in the Company Intellectual Property.  No such trade secret has been authorized to be disclosed or has been disclosed by an Acquired Company to any former or current employee or any other Person other than pursuant to a written non-disclosure agreement restricting the disclosure and use of such trade secret and other Intellectual Property.  The

Acquired Companies have executed written agreements with all of their past and present employees, contractors and consultants that created or developed Company Intellectual Property in the course of such Person’s employment or retention pursuant to which such Persons have presently assigned to an Acquired Company all of such Person’s rights, title and interest in and to all such Company Intellectual Property. To the Knowledge of the Company, no party thereto is in default or breach of any such agreements.

(iv)                              The Acquired Companies own or have a valid right to use all computer systems, networks, hardware, software, databases, websites and equipment used to process, store, maintain and operate data, information and functions used in connection with their respective businesses (“IT Systems”). The IT Systems (A) are adequate for and operate and perform in all material respects as required in connection with the operation of the Acquired Companies’ respective businesses as currently being conducted, and (B) have not suffered any material breach or failure in the past two years.  No open source software or freeware has been incorporated into any product of the Acquired Companies that would in any way limit the ability to make, use or sell such product or that would diminish or transfer the rights of ownership in any Intellectual Property of an Acquired Company to a third party.

(v)                                 Section 6.1(q) of the Company Disclosure Schedule sets forth an complete and accurate list of all registered Intellectual Property and pending applications for registration of Intellectual Property owned or purported to be owned by any Acquired Company. Section 6.1(q) of the Company Disclosure Schedule provides for each such item listed, the owner of such item of Intellectual Property, the registration or application date and number (as and if applicable) of such item of Intellectual Property and the jurisdiction in which such item of Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed (if applicable). All material Intellectual Property set forth on Section 6.1(q) of the Company Disclosure Schedule is subsisting, enforceable, and valid.

(r)                                    Brokers and Finders.

(i)                                     Except for the Advisors set forth on Section 6.1(r)(i) of the Company Disclosure Schedule, there is no Advisor of or to the Acquired Companies engaged in connection with the Contemplated Transactions (each such Advisor, a “Company Advisor”). Other than Greenhill & Co., LLC, there is no Company Advisor or officer or director of the Acquired Companies who might be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission in connection with: (A) this Agreement or the Contemplated Transactions; or (B) any other change in control of the Acquired Companies, or the sale, transfer or disposition of any assets of the Acquired Companies.

(ii)                                  The aggregate fees and expenses of the Company Advisors (A) paid on the date hereof or within the previous seven days, (B) incurred but not yet paid or (C) to be incurred in connection with this Agreement or the Contemplated

Transactions will not exceed the aggregate fees and expenses set forth on Section 6.1(r)(ii) of the Company Disclosure Schedule.  Except as expressly provided by the terms of a written agreement between the Acquired Companies and a Company Advisor that is listed in Section 6.1(r)(ii) of the Company Disclosure Schedule and has been made available to Parent, no Company Advisor will be entitled to any fee, expense or other amount from any Acquired Company in connection with this Agreement or any Contemplated Transaction that includes any premium or is based in whole or in part on any fee, expense or other amount for any prior services performed by a Company Advisor that are unrelated to this Agreement or any Contemplated Transaction or that was previously discounted or waived by such Company Advisor.  Except for Greenhill & Co., LLC, there is no fee, expense or other amount payable to a Company Advisor contractually due upon completion of any of the Contemplated Transactions or any other change in control of the Acquired Companies or the sale, transfer or disposition of any of the assets of the Acquired Companies.

(s)                                   Hedging.  The Company has set forth in Section 6.1(s) of the Company Disclosure Schedule a summary of the Company’s position with respect to its futures, forwards, swap, collar, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities or securities (collectively, “Hedges”).  Other than as set forth in Section 6.1(s) of the Company Disclosure Schedule, the Company does not have any Hedges outstanding.

(t)                                    Relations with Governments.  Except as set forth in the Company Reports filed prior to the date of this Agreement: (i) each Acquired Company has complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption Laws; (ii) no Acquired Company, nor any director, officer, agent or employee of any Acquired Company, has (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (C) made any other unlawful payment, or (D) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause any Acquired Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect; and (iii) there have been no false or fictitious entries made in the books or records of any Acquired Company relating to any illegal payment or secret unrecorded fund, and no Acquired Company has established or maintained a secret or unrecorded fund.

(u)                                 Contracts.

(i)                                     Except for this Agreement, the material contracts attached to the Company Reports filed prior to the date of this Agreement, the Company Benefit Plans and as set forth on Section 6.1(u)(i) of the Company Disclosure Schedule, as of the

date hereof, no Acquired Company is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC).

(ii)                                  Except as set forth on Section 6.1(u)(ii) of the Company Disclosure Schedule, no Acquired Company is a party to or bound by:

(A)                               any Contract: (1) relating to the employment of, or the performance of services by, any employee or consultant (other than offer letters with employees providing for “at will” employment terminable on 10 days’ notice or less in the form used by an Acquired Company in the ordinary course of business consistent with past practices); (2) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any current or former employee, independent contractor, consultant or director of or to any of the Acquired Companies (each, a “Company Associate”); or (3) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any Company Associate;

(B)                               any collective bargaining, union or works council agreements;

(C)                               any Contract containing any covenant (1) limiting in any respect the right of any Acquired Company (or, after the Effective Time, Parent or its Subsidiaries) to engage in any type or line of business or compete with any Person in any type or line of business or to compete with any Person or the manner or locations in which any of them engage, (2) granting any exclusivity rights or “most favored nations” status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Acquired Companies, or (3) otherwise prohibiting or limiting the right of any Acquired Company to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any material Intellectual Property owned by any Acquired Company;

(D)                               any defined benefit pension plan under which an Acquired Company has or may have any obligations or liability;

(E)                                any Contract relating to the acquisition, development, sale or disposition of any business unit or Intellectual Property of any Acquired Company;

(F)                                 any Contract which contains a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to the Acquired Companies;

(G)                               any Contract which is a mortgage, security agreement, capital lease or similar agreement, in each case, that creates or grants a Lien on any property or assets that are material to the Acquired Companies, taken as a whole;

(H)                              any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(I)                                   any Contract that contains a put, call or other right of acquisition or disposition pursuant to which any Acquired Company could be required to purchase or sell, as applicable, (1) any equity interests (including licensing or leasehold interests) of any Person or (2) assets, in the case of this clause “(2)” involving revenues or expenses of the Acquired Companies of more than $500,000;

(J)                                   any Contract for borrowed money (whether current, short-term or long-term and whether secured or unsecured, or any financial guarantee) incurred by the Acquired Companies or pursuant to which the Acquired Companies has any obligations as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements, other than (1) Contracts solely among the Company or any of its wholly owned Subsidiaries and/or (2) Contracts not involving amounts in excess of $250,000;

(K)                               any Contract that restricts payment of dividends or any distributions in respect of the equity interests of the Acquired Companies;

(L)                                any Contract pursuant to which the Acquired Companies have continuing material indemnification obligations or other contingent payments to any Person that would reasonably be expected to result in payments in excess of $500,000, except for (1) any vendor or content licensing Contract entered into in the ordinary course of business or (2) non-disclosure agreements;

(M)                            any Contract, except for this Agreement, relating to the acquisition or disposition of any business or securities by Acquired Companies (whether by merger, sale of shares, sale of assets or otherwise) or pursuant to which any material earn-out, deferred or contingent payment obligations remain outstanding (excluding any such Contract for which all such rights and obligations have been satisfied);

(N)                               any Contract entered into since January 1, 2015 involving any resolution or settlement of any actual or threatened Legal Proceedings (1) with a value of greater than $500,000 or (2) which imposes material continuing obligations on the Acquired Companies or that provides for any continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(O)                               (1) any Contract pursuant to which any Acquired Company has been granted any option, license or similar right relating to the Intellectual Property of a third party, in each case that is material to the business or assets of the Acquired Companies, taken as a whole (but excluding any non-exclusive “click-through” or similar end-user license for commercially available software), and (2) any Contract pursuant to which any option, license or similar right relating to any Intellectual Property owned by any Acquired Company has been granted to a third party, in each case that is material to the business or assets of the Acquired Companies, taken as a whole (but excluding any non-exclusive licenses granted to customers in the ordinary course of business);

(P)                                 any confidentiality agreements or standstill agreements with any third party (or any agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on any Acquired Company or, after the Effective Time, Parent or any of its Subsidiaries (including the Acquired Companies);

(Q)                               any other Contract (or group of related Contracts), the performance of which requires aggregate payments to or from the Acquired Companies during fiscal year ended December 31, 2017 in excess of $500,000;

(R)                               any other Contract, if a breach of such Contract could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(S)                                 any Contract (1) with any Affiliate of the Company (other than its Subsidiaries and other than any Contract related to a Company Performance Award), (2) with a Governmental Entity (other than ordinary course Contracts with (x) U.S. Governmental Entities and (y) non-U.S. Governmental Entities as a customer), or (3) containing a standstill or similar agreement pursuant to which any Acquired Company has agreed not to acquire assets or securities of another Person (the Contracts described in Section 6.1(u)(i) and clauses (A) — (S) of this Section 6.1(u)(ii), together with all exhibits and schedules to such Contracts and the Specified Company Contracts, collectively the “Material Contracts”).

(iii)                               The Company has made available to Parent an accurate and complete copy of each Material Contract.

(iv)                              No Acquired Company is in material breach of, or default under, the terms of any Company Contract. To the Knowledge of the Company, no other party to any Company Contract is in material breach of or default under the terms of such Company Contract.  To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a material default or exercise any remedy under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Material Contract; or (E) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract. Since January 1, 2017, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

(v)                                 Each of the Company Contracts is a valid and binding obligation of the Acquired Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception.

(vi)                              Each of the Specified Company Contracts is a valid and binding obligation of the Acquired Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception. No Acquired Company is in material breach of, or default under, the terms of any Specified Company Contract. To the Knowledge of the Company, no other party to any Specified Company Contract is in material breach of or default under the terms of such Specified Company Contract.  To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Specified Company Contract; (B) give any Person the right to declare a material default or exercise any remedy under any Specified Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Specified Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Specified Company Contract; or (E) give any Person the right to cancel, terminate or modify any Specified Company Contract. Since January 1, 2017, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation, termination, cancellation, nonrenewal, nonextension or breach of, or default under, any Specified Company Contract.

(v)                                 Interested Party Transactions.  Except as set forth in the Company Reports filed prior to the date of this Agreement or as set forth on Section 6.1(v) of the Company Disclosure Schedule, there are no Contracts (other than those entered into in the ordinary course of business related to employment or compensation arrangements), transactions, indebtedness (except for advances for travel and other reasonable business expenses incurred in the ordinary course of business consistent with past practices), ownership of properties or assets or other arrangement, or any related series thereof, between any Acquired Company, on the one hand, and (A) any officer or director of the Company or any Acquired Company, (B) any record holder or beneficial owner of five percent or more of the Shares or (C) any Affiliate or family member of any such officer, director or record holder or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(w)                               Dividends, Transfer of Funds and Investments.  Except as set forth on Section 6.1(w) of the Company Disclosure Schedule, there are no Laws that materially limit the ability of Subsidiaries of the Company to pay dividends or otherwise transfer funds to the Company or any of its other Subsidiaries or the ability of the Company or any of its Subsidiaries to invest in or otherwise transfer funds to any other Subsidiaries of the Company.  Except as set forth on Section 6.1(w) of the Company Disclosure

Schedule, since the Audit Date, no Subsidiaries of the Company have paid dividends or otherwise transferred funds to the Company or any of its other Subsidiaries, and the Company has not paid dividends or otherwise transferred funds to any Subsidiary of the Company.

(x)                                 No Discussions.  Except as set forth on Section 6.1(x) of the Company Disclosure Schedule, none of the Acquired Companies, and no Representative or Company Advisor of any of the Acquired Companies, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Inquiry or Acquisition Proposal.  None of the Acquired Companies has terminated or waived any rights under any confidentiality, “standstill,” non-solicitation, exclusivity or similar agreement with any third party to which any of the Acquired Companies is or was a party or under which any of the Acquired Companies has or had any rights.

6.2                               Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure schedule delivered to the Company by Parent on or prior to entering into this Agreement (the “Parent Disclosure Schedule”), each of Parent and Merger Sub hereby represents and warrants to the Company that:

(a)                                 Organization, Good Standing and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Parent has furnished to the Company complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Merger Sub in effect as of the date hereof, which are in full force and effect. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as now conducted.

(b)                                 Capitalization of Merger Sub.  The authorized capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and held of record by Parent.  All outstanding shares of common stock of Merger Sub have been duly authorized and validly issued.  All outstanding shares of common stock of Merger Sub have been issued and granted in all material respects in compliance with applicable securities laws and other requirements of Law.

(c)                                  Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other Contemplated Transactions.  Each of Parent and Merger Sub has all requisite corporate or company power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger other than adoption of this Agreement by Parent as sole stockholder of Merger Sub.  This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)                                 Governmental Filings; No Violations.

(i)                                     Other than the filings and/or notices (A) pursuant to Section 2.3, (B) under the Securities Act and the Exchange Act, (C) required to be made with the NYSE, and (D) other foreign approvals (if any), state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of Parent to consummate the Merger.

(ii)                                  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent and certificate of incorporation or bylaws of Merger Sub or the comparable organizational documents of any of Parent’s Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause “(B)” or “(C)” above, for breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of Parent to consummate the Merger.

(i)                                     Ownership of Shares; Interested Stockholders.  None of Parent, Merger Sub or any of their respective Subsidiaries is, or has been at any time during the period commencing three years prior to the date of this Agreement an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(k)                                 Sufficiency of Funds.  Parent and Merger Sub will have as of the Effective Time available to them cash and other sources of immediately available funds sufficient to pay the aggregate Merger Consideration and all other cash amounts payable in connection with the Closing pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other Contemplated

Transactions are not subject to, or conditioned on, the receipt or availability of any funds or financing.

(l)                                     Brokers and Finders.  Other than Houlihan Lokey, neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other Contemplated Transactions.

ARTICLE VII
COVENANTS

7.1                               Interim Operations.

(a)                                 From the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing in its sole discretion, and except as otherwise expressly contemplated by this Agreement), the Company shall ensure that (i) the business and operations of the Acquired Companies shall be conducted (A) in the ordinary and usual course and (B) in compliance with all applicable Laws and the requirements of all Material Contracts, and (ii) to the extent consistent therewith, each Acquired Company shall use its respective reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, strategic partners, suppliers, distributors, creditors, lessors, employees and business associates.

(b)                                 From the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing in its sole discretion, and except as otherwise expressly contemplated by this Agreement), the Company shall not, and shall cause each of the other Acquired Companies not to:

(i)                                     (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend or waive or propose to amend or waive any provision of its certificate of incorporation or bylaws; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, accrue, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (E) repurchase, redeem or otherwise acquire, except as may be required by the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(ii)                                  (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Company Stock Plans and other than the sale by a Subsidiary of the Company of assets pursuant to a Contract executed prior to the date of this Agreement); (B) transfer, lease (other than leases for equipment entered into in the ordinary course for construction, maintenance and facilities development projects), license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any indebtedness or other Liability in amounts greater than $75,000 individually and $500,000 in the aggregate; (C) make or authorize or commit for any capital expenditures other than pursuant to the capital appropriations/spending budgets set forth in the Company Disclosure Schedule after deducting amounts previously authorized or committed by the Company with respect to calendar year 2018 or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity; or (D) enter into any joint venture agreement, partnership agreement or similar agreement with any Person;

(iii)                               (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of any Acquired Company except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the compensation, bonus or pension, welfare, profit-sharing, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of any Acquired Company, (C) enter into, adopt, extend, amend or renew any employment, severance, change in control, termination, deferred compensation or other similar agreement with any director, officer or employee of any Acquired Company, (D) establish, adopt, amend, suspend, terminate or exercise any discretion under any Company Benefit Plan or amend the terms of or exercise any discretion under any Company Awards, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, to the extent not already required by any such Company Benefit Plan, (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (H) forgive any loans to directors, officers or employees of any Acquired Company;

(iv)                              commence or settle or compromise any claims or litigation to which an Acquired Company is a party or is threatened to be made a party (except with respect to non-material disputes as may arise from time to time in the ordinary course of business of such Acquired Company that involve only the payment of monetary damages not in excess (A) of $100,000 individually or $250,000 in the aggregate and (B) in the case of such disputes disclosed on Section 6.1(h), in amounts not exceeding 25% of the amount accrued or reserved against in the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2017);

(v)                                 (A) modify, amend, enter into or terminate any material Company Contract other than in the ordinary course of business or waive, release or assign any material rights or claims with respect thereto; or (B) (1) modify or amend the

KKR Facility in a manner materially adverse to the Acquired Companies or Parent or (2) modify or amend the KKR Forbearance;

(vi)                              make any Tax election, settle or compromise any Tax claim or Liability, change (or make a request to any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes, file any amended Tax Return, prepare any Tax Return in a manner inconsistent with the past practice of the Acquired Companies, surrender any claim for a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(vii)                           permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(viii)                        take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

(ix)                              authorize or enter into any Hedges;

(x)                                 enter into any agreement that limits the ability of any Acquired Company, or would limit the ability of Parent or any Subsidiary of Parent (including any Acquired Company) after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(xi)                              enter into any new business line;

(xii)                           (A) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of such Acquired Company; (B) consent to or support the commencement of an involuntary case against such Acquired Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of such Acquired Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect; or (C) fail to contest or controvert any involuntary proceeding or petition described in this Section 7.1(b)(xii) within ten days following the commencement of such involuntary proceeding against such Acquired Company; and

(xiii)                        authorize, commit or enter into an agreement to do any of the foregoing.

(c)                                  Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Closing Date.  Prior to the Closing Date, the Acquired

Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their operations.

(d)                                 Prior to the Effective Time, the Company shall promptly notify Parent in writing of: (i) the occurrence or non-occurrence of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely or that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any (i) Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies, (ii) commencement of an involuntary case against any Acquired Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of such Acquired Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (iii) occurrence of any default under, and as defined in, the Bank of America Facility or the KKR Facility or the occurrence of any Specified Default Event.  No notification given to Parent pursuant to this Section 7.1(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent hereunder.

7.2                               Acquisition Proposals.

(a)                                 The Company shall not (and shall not resolve or propose to) and shall ensure that the other Acquired Companies and all Representatives (including any investment banker, attorney or accountant retained by any Acquired Company) of the Acquired Companies do not (and do not resolve or propose to), directly or indirectly, (i) initiate, encourage, solicit, assist, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal; (ii) furnish or otherwise provide access to any information regarding any Acquired Company to any Person in connection with or in response to any Acquisition Inquiry or Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; or (iv) otherwise facilitate any effort or attempt to make or implement an Acquisition Inquiry or Acquisition Proposal or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement or other similar document or Contract relating to any Acquisition Inquiry or Acquisition Proposal (each, a “Company Acquisition Agreement”).

(b)                                 Notwithstanding anything to the contrary contained in Section 7.2(a), prior to the adoption of this Agreement by the Company Requisite Vote, the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, a Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Company nor any Representative of any Acquired Company shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 7.2 or Section 7.4 or failed to enforce any “standstill” or similar agreement or provision under which any Acquired Company has any rights or any Support Agreement; (ii) the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and consulting with the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (iii) the Company Board reasonably determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that such action is required for the Company Board to comply with its fiduciary duties under applicable Delaware Law; and (iv) at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from the Person so requesting such information, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Companies and customary “standstill” provisions and other terms no less favorable to the Company than the provisions contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and at least 24 hours prior to furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c)                                  If the Company, any other Acquired Company or any Representative of any Acquired Company receives an Acquisition Inquiry or Acquisition Proposal or any non-public information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of the Acquired Companies’ Representatives, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Inquiry, Acquisition Proposal or request): (i) advise Parent orally and in writing of such Acquisition Inquiry, Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Inquiry,

Acquisition Proposal or request and the material terms and conditions thereof); and (ii) provide to Parent a copy of any written inquiries, documents or correspondence received by any Acquired Company or any Representative of any Acquired Company. The Company shall keep Parent fully informed on the status of any such Acquisition Inquiry, Acquisition Proposal or request and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or communication between or otherwise involving any Acquired Company or any Representative of any Acquired Company and the Person that made or submitted such Acquisition Inquiry, Acquisition Proposal or request.

(d)                                 The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Inquiry or Acquisition Proposal.  The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of the other Acquired Companies to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of the other Acquired Companies, and terminate all physical and electronic data room access previously granted to any Person (other than Parent and its Representatives).

(e)                                  Any action inconsistent with any provision in this Section 7.2 or Section 7.4 that is taken by any Representative of the Acquired Company, whether or not such Representative is purporting to act on behalf of the Acquired Companies, shall constitute a material breach of this Agreement by the Company.

7.3                               Proxy Statement.  The Company shall promptly after the date of this Agreement (but in any event no later than 10 business days following the date of this Agreement) prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and shall ensure that the Proxy Statement includes: (i) the opinion of the financial advisor referred to in Section 6.1(c)(ii); (ii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable Law; and (iii) disclosure of the compensation, if any, paid to such financial advisor by Parent, the Company and any of their respective Affiliates, during the three year period prior to the date of this Agreement. Parent and the Company each agree that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto) and any other documents related to the Stockholders Meeting prior to filing such documents with the SEC or other applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company shall consider in good faith all comments reasonably proposed by Parent or its legal counsel on the Proxy Statement (or any amendments or supplements thereto) and such other documents related to the Stockholders Meeting. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company. The Company, commencing upon the submission to the SEC of the Proxy Statement in accordance with the first sentence of this Section 7.3, shall on a weekly basis run a broker search for a deemed record date of 20 business days after the date of such search.

7.4                               Stockholders Meeting.

(a)                                 The Company shall, as promptly as reasonably practicable (and in any event within five business days following the Proxy Statement Clearance Date), (i) in compliance with applicable Law and its certificate and bylaws, and by resolutions of the Company Board, establish the earliest reasonably practicable record date (the “Record Date”) for a meeting of holders of Shares (including any adjournment or postponement thereof, the “Stockholders Meeting”), (ii) by resolutions of the Company Board, establish the earliest reasonably practicable date for the Stockholders Meeting to consider and vote upon the adoption of this Agreement; provided, however, that the Stockholders Meeting shall be no later than 45 days following the Proxy Statement Clearance Date without the prior written consent of Parent, and (iii) mail to the stockholders of the Company as of the Record Date the Proxy Statement.  The Company shall duly call, convene and hold the Stockholders Meeting as promptly as reasonably practicable after the Proxy Statement Clearance Date. The Company shall ensure that all proxies solicited in connection with the Stockholders Meeting are solicited in compliance with all applicable Law.

(b)                                 Subject to Section 7.4(d): (i) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has unanimously approved this Agreement and unanimously approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) unanimously recommends that the stockholders of the Company vote to adopt this Agreement at the Stockholders Meeting (the unanimous determination by the Company Board referred in the foregoing is collectively referred to as the “Company Board Recommendation”).

(c)                                  Neither the Company Board nor any committee thereof shall:  (i) except as provided in Section 7.4(d), withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company Board in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous) (a “Company Adverse Recommendation Change”); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any Company Acquisition Agreement constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)” of Section 7.2(b); or (iv) resolve, agree or publicly propose to, or permit any Acquired Company or any Representative of any Acquired Company to agree or publicly propose to, take any of the actions referred to in this Section 7.4(c).

(d)                                 Notwithstanding anything to the contrary contained in clause “(i)” of Section 7.4(c), at any time prior to, but not after, the adoption of this Agreement by the Company Requisite Vote, the Company Board may make a Company Adverse Recommendation Change if:

(i)                                     (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions of Section 7.2, Section 7.4 or any “standstill” or similar agreement or provision under which any Acquired Company has any rights; (C) the Company provides Parent, at least 72 hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Acquisition Proposal is a Superior Proposal, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company Board (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal; (D) the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (E) the Company Board reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Proposal, the

Company Board is required to make a Company Adverse Recommendation Change in order for the Company Board to comply with its fiduciary obligations under applicable Delaware Law; (F) no less than four business days prior to making a Company Adverse Recommendation Change, the Company Board delivers to Parent a written notice (a “Recommendation Change Notice”): (1) stating that the Company has received a Superior Proposal that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions of Section 7.2, Section 7.4 or any “standstill” or similar agreement or provision under which any Acquired Company has any rights or any Support Agreement; (2) stating that the Company Board intends to make a Company Adverse Recommendation Change as a result of such Superior Proposal and describing any intended modification of the Company Board Recommendation; (3) specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal; and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Proposal and all other documents and communications relating to such Superior Proposal; (G) throughout the period between the delivery of such Recommendation Change Notice and any Company Adverse Recommendation Change, the Company (through the Company Board) engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no Company Adverse Recommendation Change would be legally required as a result of such Superior Proposal; and (H) at the time of making such Company Adverse Recommendation Change, the failure to withdraw or modify the Company Board Recommendation would constitute a breach of the fiduciary obligations of the Company Board under applicable Delaware Law in light of such Superior Proposal (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(G)” above or otherwise); or

(ii)                                  (A) there shall arise, after the date of this Agreement, an Intervening Event that leads the Company Board to consider making a Company Adverse Recommendation Change; (B) the Company provides Parent, at least 72 hours prior to any meeting of the Company Board that the Company Board will consider and determine whether such Intervening Event requires the Company Board to make a Company Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event; (C) the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, a Company Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations under applicable Delaware Law; (D) no less than four business days prior to making such Company Adverse Recommendation Change, the Company Board delivers to Parent a written notice: (1) stating that an Intervening Event has arisen; (2) stating that it intends to make a Company Adverse Recommendation Change in light of such Intervening Event and describing any intended modification of the Company Board Recommendation; and (3) containing a reasonably detailed description of such Intervening Event; (E) throughout the period between the delivery of such notice and any withdrawal or modification of the Company Board Recommendation, the Company (through the Company Board) engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no Company Adverse Recommendation Change would be legally required as a result of such Intervening Event; and (F) at the time of making such Company Adverse Recommendation Change, the failure to do so would constitute a breach of the fiduciary obligations of the Company Board under applicable Delaware Law in light of such Intervening Event (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” above or otherwise).

For purposes of clause “(i)” of the first sentence of this Section 7.4(d), any change in the form or amount of the consideration payable in connection with a Superior Proposal, and any other material change to any of the terms of a Superior Proposal, will be deemed to be a new Superior Proposal, requiring a new Recommendation Change Notice and a new advance notice period.  The Company agrees to keep confidential, and not to disclose to the public or to any Person, any and all information regarding any negotiations that take place pursuant to clause “(i)(G)” or clause “(ii)(E)” of the first sentence of this Section 7.4(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations).  The Company shall ensure that any Company Adverse Recommendation Change:  (x) does not change or otherwise affect the approval of this Agreement or the Support Agreements by the Company Board or any other approval of the Company Board; and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium”, “control share acquisition”, “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e)                                  The Company’s obligation to call, give notice of and hold the Stockholders Meeting in accordance with Section 7.4(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Inquiry or Acquisition Proposal, by any Intervening Event or by any Company Adverse Recommendation Change.  Without limiting the generality of the foregoing, the Company agrees that: (i) the Company shall not submit any Acquisition Proposal to a vote of the stockholders of the Company; and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Stockholders Meeting, but shall adjourn, postpone or cancel the Stockholders Meeting at the prior written direction of Parent.

7.5                               Filings; Other Actions.

(a)                                 The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other Contemplated Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other Contemplated Transactions; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent or Merger Sub (i) to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by any Acquired Company of any of its assets or businesses), (ii) to agree to any material changes or restriction in the operations of any such assets or businesses, or (iii) to contest any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions.  Subject to applicable Laws relating to the sharing of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Contemplated Transactions (including the Proxy Statement).  In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b)                                 The Company and Parent each shall, upon request by the other, furnish the other with all information reasonably requested concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)                                  Subject to applicable Law, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to such transactions.

7.6                               Access.  Subject to applicable Law, the Company shall, and shall cause the other Acquired Companies and their respective Representatives to afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause the other Acquired Companies and their respective Representatives to) furnish promptly to Parent and its Representatives all information concerning the Acquired Companies’ business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require such party (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Company, would result in the disclosure of any trade secrets of third parties or violate any of the Acquired Companies’ obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or to seek reasonable alternative means for the sharing of such information or (b) to disclose any privileged information of such party or any of its Subsidiaries.  All requests for information made pursuant to this Section 7.6 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer, as the case may be.  All such information shall be governed by the terms of the Confidentiality Agreement. Prior to the Effective Time, the Company shall, and shall cause the Representatives of each of the Acquired Companies to, permit Parent’s officers and other Representatives to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company to discuss such matters as Parent may deem necessary or appropriate.  Without limiting the generality of any of the foregoing, but subject to applicable United States and foreign antitrust and competition Laws, prior to the Effective Time, the Company shall promptly provide Parent with copies of:

(a)                                 all material operating and financial reports prepared by the Acquired Companies for the Company’s senior management, including: (i) copies of the unaudited monthly consolidated balance sheets of the Acquired Companies and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (ii) copies of any marketing plans, development plans, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(b)                                 any written materials or communications sent by or on behalf of the Company to its stockholders;

(c)                                  any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business) sent by or on behalf of any of the Acquired Companies to any party to any Company Contract that constitutes a Material Contract or sent to any of the Acquired Companies by any party to any Company Contract that constitutes a Material Contract;

(d)                                 any notice, report or other document filed with or sent to any Governmental Entity on behalf of any of the Acquired Companies in connection with the Merger or any of the other Contemplated Transactions; and

(e)                                  any material notice, report or other document received by any of the Acquired Companies from any Governmental Entity.

7.7                               Stock Exchange Delisting.  The Surviving Corporation shall use its reasonable efforts to cause the Shares to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

7.8                               Publicity.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions.  Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Companies to, make any disclosure to any Company Associates (including with respect to compensation and benefit matters), to the public or otherwise regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such disclosure; or (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Law and shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure and the content of such disclosure.

7.9                               Employee Benefits - General.

(a)                                 During the period commencing at the Effective Time and ending on the date which is 12 months from the Effective Time (or if earlier, the date of the employee’s termination of employment with any Acquired Company), Parent shall provide (or shall cause the Company or its Affiliates to provide, as applicable), each employee who is employed by an Acquired Company immediately prior to the Effective Time who remains employed immediately after the Effective Time (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the applicable Acquired Company immediately prior to the Effective Time; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the applicable Acquired Company immediately prior to the Effective Time; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the applicable Acquired Company immediately prior to the Effective Time; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Effective Time.

(b)                                 With respect to any employee benefit plan maintained by Parent or its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of or after the Effective Time, Parent shall, or shall cause the Company or the applicable Subsidiary to, recognize all service of the Company Continuing Employees with the Company or the applicable Subsidiary as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Benefit Plan.

(c)                                  Nothing contained in this Agreement or in the Parent Disclosure Schedule, express or implied, shall (i) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular compensation or benefit plan, (B) employ or retain the employment of any particular employee, (ii) be construed to create any third party rights, benefits or remedies of any nature whatsoever in any employee (or any beneficiary or dependent thereof) of the Company or any other Person that is not a party to this Agreement or (iii) constitute an amendment of any Parent Benefit Plan or Company Benefit Plan.

(d)                                 Access to Employees.  From the date following the date hereof that is mutually agreed upon between the parties (which shall not be later than 30 days following the date hereof), the Company shall cooperate with Parent in permitting Parent reasonable access to employees (i) to interview during normal business hours, (ii) to seek consent from any employees to perform background checks and drug testing, consistent with Parent’s policies, and (iii) to communicate to employees any information concerning employment with Parent or its Subsidiaries in accordance with this Agreement.  Not later than five business days after the date hereof, the Company shall make available to Parent a list of all employees, including, for each employee, the employee’s name, title, salary, work location, status (active, on leave, etc.), date of birth, “exempt” or “non-exempt” status, and full or part time status.

7.10                        Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Parent agrees that, from and after the Effective Time, it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted to do so under Delaware Law and its certificate of incorporation or bylaws or pursuant to other agreements in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)                                 Any Indemnified Party wishing to claim indemnification under paragraph “(a)” of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided, however, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)                                  The Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the annual premium therefor (on an annualized basis) is not in excess of 3.0 times the last annual premium paid prior to the date hereof and set forth on Section 7.10(c) of the Company Disclosure Schedule (the “Current Premium”); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 2.0 times the Current Premium. In lieu of maintaining such D&O Insurance, prior to the Effective Time, the Acquired Companies may, at their option and expenses (following reasonable consultation with Parent), purchase prepaid “tail” insurance for the Acquired Companies and their current and former officers, directors and employees who are covered by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by or for the benefit of the Acquired Companies as of the date of this Agreement for a period of six years from the Effective Time, such tail insurance to provide coverage in an amount substantially equivalent to the existing coverage.

(d)                                 The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

7.11                        Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other Contemplated Transactions, each of Parent and the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.12                        Resignation of Directors.  The Company shall obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each director of each of the Acquired Companies.

7.13                        Litigation.  The Company shall promptly (and in any event within 24 hours) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions.  No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent

7.14                        Section 16 Matters.  Prior to the Effective Time, the Company and the Company Board shall take all such actions as may be necessary or appropriate pursuant to Rule 16b-3 promulgated under the Exchange Act to exempt any disposition of Shares of Company Common Stock and the cancellation of Company Awards for cash pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act.  In furtherance of the foregoing, prior to the Effective Time, the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Awards) is to be exempted, (B) the number of Shares (including Company Awards) to be disposed of by each such individual, and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

ARTICLE VIII
CONDITIONS

8.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                                 Stockholder Approval.  This Agreement shall have been duly adopted by the Company Requisite Vote in accordance with applicable Law.

(b)                                 Regulatory Consents. There shall not be in effect (i) any pending or threatened judicial or administrative proceeding by the Federal Trade Commission or the Department of Justice related to the Merger or (ii) any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(c)                                  No Restraints.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or other order (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Contemplated Transactions or otherwise makes the consummation of the Merger illegal.

8.2                               Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are also subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties contained in Section 6.1(b), Section 6.1(c), Section 6.1(e)(iv), Section 6.1(g)(i), Section 6.1(k), Section 6.1(r) and Section 6.1(u)(vi) and Section 6.1(v)) shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstance giving rise to all inaccuracies (considered collectively) do not constitute, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(ii)                                  Each of the representations and warranties contained in Section 6.1(c), Section 6.1(k), Section 6.1(r) and Section 6.1(v) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(iii)                               The representations and warranties contained in Section 6.1(b) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) any inaccuracies in such representations and warranties that are de minimis in nature shall be disregarded; and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(iv)                              The representations and warranties contained in Section 6.1(e)(iv), Section 6.1(g)(i) and Section 6.1(u)(vi) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(v)                                 Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)                                  Consents Under Agreements.  The Company shall have obtained the consents and approvals identified in Section 8.2(c) of the Company Disclosure Schedule.

(d)                                 Regulatory Consents. Other than the Delaware Certificate of Merger, all domestic and foreign notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or any of its Subsidiaries with, and all domestic and foreign consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

(e)                                  Legal Proceedings. No Governmental Entity or any other Person shall have instituted any Legal Proceeding or threatened to institute any Legal Proceeding seeking any Order that (i) challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (ii) seeks to obtain from Parent or any of the Acquired Companies any damages or other relief that may be material to Parent or the Acquired Companies; (iii) seeks to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Surviving

Company; (iv) that could materially and adversely affect the right or ability of Parent or any of the Acquired Companies to own the assets or operate the business of any of the Acquired Companies; or (v) seeks to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material asset as a result of the Merger or any of the other Contemplated Transactions.

(f)                                   Dissenters’ Rights.  No more than 7% of the outstanding Shares shall be Dissenting Shares.

(g)                                  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

(h)                                 KKR Agreement. The KKR Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect.

8.3                               Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstance giving rise to all inaccuracies (considered collectively) do not constitute, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(ii)                                  The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX
TERMINATION

9.1                               Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by mutual written consent of the Parent and the Company by action of the board of directors of the Parent and the Company Board.

9.2                               Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by action of either the board of directors of the Parent or the Company Board, if:

(a)                                 the Merger shall not have been consummated by August 15, 2018 (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.2(a) if the failure to consummate the Merger by the Termination Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(b)                                 (i) the Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed, and the stockholders of the Company shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Stockholders Meeting by the Company Requisite Vote; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to the Company where the failure to obtain the Company Requisite Vote adopting this Agreement shall have been attributable to (A) a failure on the part of the Company to perform any covenant or obligation of this Agreement required to be performed by the Company at or prior to the Effective Time or (B) a breach of any of the Support Agreements; or

(c)                                  any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the Company Requisite Vote).

9.3                               Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by action of the Company Board, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (a) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (b) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded) and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.3 if the Company is then in breach in any material respect of this Agreement.

9.4                               Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by action of the board of directors of Parent, if:

(a)                                 a Triggering Event shall have occurred;

(b)                                 there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (i) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded) and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.4(b) if Parent is then in breach in any material respect of this Agreement;

(c)                                  a Company Material Adverse Effect shall have occurred on or after the date of this Agreement; or

(d)                                 if a Specified Default Event shall have occurred on or after the date of this Agreement.

9.5                               Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in this Section 9.5, Section 9.6 and Section 10.1) shall become void and of no effect with no Liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability resulting from any inaccuracy in or breach of any representation or warranty or any willful or intentional breach of this Agreement.

9.6                               Termination Fees; Expense Reimbursement.

(a)                                 If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b) and (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (iii) within 18 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $4,300,000 in cash (the “Termination Fee”).

(b)                                 If this Agreement is terminated by: (i) Parent pursuant to Section 9.4(a) or (ii) Parent or Company pursuant to any other provision of Section 9.1, Section 9.2, Section 9.3 or Section 9.4, as applicable, at any time after the occurrence of a Triggering Event, then (unless the Company is required to pay to Parent the fee referred to in Section 9.6(c)) the Company shall pay to Parent the Termination Fee.

(c)                                  If this Agreement is terminated by Parent or the Company at any time after a Company Adverse Recommendation Change in accordance with Section 7.4(d)(ii), then the Company shall pay to Parent a non-refundable fee in the amount of $8,000,000 in cash.

(d)                                 Any fee required to be paid to Parent pursuant to Section 9.6(a) shall be paid and made by the Company contemporaneously with the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 9.6(a). Any fee required to be paid to Parent pursuant to Section 9.6(b) or Section 9.6(c) shall be paid and made by the Company: (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (ii) in the case of a termination of this Agreement by Parent, within two business days after such termination. The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee or the fee payable pursuant to Section 9.6(c) on more than one occasion, whether or not such fees may be payable under more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

(e)                                  The Company acknowledges that the agreements contained in this Section 9.6 are an integral part of the Contemplated Transactions, and that, without these covenants, obligations and agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.6, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 9.6 or any portion of such fee, the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Parent) in effect on the date such Termination Fee was required to be paid from such date until (but excluding) the date of full payment thereof.

(f)                                   Any fee or other amount payable pursuant to this Section 9.6 shall be paid by the Company free and clear of all deductions and withholdings. In the event that any deduction or withholding is required by applicable Law, the Company shall pay to Parent such additional amount as shall be required to ensure that the net amount received by Parent shall be equal to the full amount that would have been received by Parent had no such deduction or withholding been required to be made, and the Company shall indemnify Parent against, and reimburse Parent for the full amount of, any such withholding or deduction, and any interest, additions to tax and penalties thereon.

(g)                                  In the event that this Agreement is terminated pursuant to Section 9.2(b) or Section 9.4(d), the Company shall as promptly as practicable (but in any event within three business days) following receipt of an invoice therefor pay all of the documented reasonable reasonable out-of-pocket fees and expenses (including legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $1,750,000 (the “Expense Payment”) as directed by Parent in writing; provided, however, that the amount of any Expense Payment pursuant to this Section 9.6(g) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to this Section 9.6.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1                        Survival.  This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment), Section 9.6 (Termination Fees; Expense Reimbursement), Section 10.13 (Expenses) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or, except as provided in Section 9.5, the termination of this Agreement.

10.2                        Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Boards of Directors of the respective parties; provided, however, that after any such adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3                        Waiver.

(a)                                 No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.  No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                 No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4                        Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

10.5                        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)                                 In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware).  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10.6 shall be effective service of process for any such action.  Notwithstanding the foregoing in this Section 10.5, a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.  Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6                        Notices.  All notices, requests, consents, claims, demands, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):

If to Parent or Merger Sub, to:	Primoris Services Corporation 2100 McKinney Avenue, Suite 1500 Dallas, TX 75201 Attention: John Perisich, Esq. Email: jperisich@prim.com Facsimile: (949) 595-5532

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 Attention: James R. Griffin Email: james.griffin@weil.com

If to the Company, to:	Willbros Group, Inc. 4400 Post Oak Parkway Suite 1000 Houston, TX 77027 Attention: Linnie Freeman, Esq. Email: linnie.freeman@willbros.com Facsimile: (712) 403-8136

with a copy (which will not constitute notice to the Company) to:	Conner & Winters, LLP 4000 One Williams Center Tulsa, OK 74172-0148 Attention: Kathryn J. Kindell, Esq. E-mail: kkindell@cwlaw.com Facsimile: (918) 586-8636 or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

10.7                        Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

10.8                        No Third Party Beneficiaries.  Except as provided in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.  The parties hereto further agree that the rights of third party beneficiaries under Section 7.10 shall not arise unless and until the Effective Time occurs.

10.9                        Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11                 Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.12                 Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a party to this Agreement in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.  Any purported assignment in violation of this Agreement is void.

10.13                 Expenses.  Except as otherwise provided in Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Contemplated Transactions shall be paid by the party incurring such expense.

10.14                 Remedies.  The Company acknowledges and agrees that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by the Company were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, in the event of any breach or threatened breach by the Company of any covenant or obligation contained in this Agreement, Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Parent may be entitled at lLaw or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.  The Company hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.  Without limiting the generality of the foregoing:  (i) Parent shall be entitled to specific performance of each covenant and obligation of the Company contained in this Agreement, including the Company’s obligation to consummate the Merger and the Company’s covenants in Section 7.2 and Section 7.4; and (ii) if the Company Requisite Vote is not obtained as a result of a breach of any covenant or obligation of the Company contained in this Agreement or as a result of a breach of any Support Agreement, then Parent may, at its election, require that the Company resubmit this Agreement and the Merger to its stockholders for a further vote.

10.15                 Cooperation.  The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.16                 Company Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article VI (or other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article VI (or other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

10.17                 Attorneys’ Fees.  In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

WILLBROS GROUP, INC.

By	/s/ Michael Fournier
	Name:	Michael Fournier
	Title:	President & CEO

PRIMORIS SERVICES CORPORATION

By	/s/ David King
	Name:	David King
	Title:	President

WACO ACQUISITION VEHICLE, INC.

By	/s/ David King
	Name:	David King
	Title:	President